Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Cerus Corporation for the registration of common stock, preferred stock, debt securities and warrants and to the incorporation by reference therein of our reports dated March 1, 2023, with respect to the consolidated financial statements of Cerus Corporation, and the effectiveness of internal control over financial reporting of Cerus Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Mateo, California

November 2, 2023